PRESS RELEASE

Independent Bank Corp. 288 Union Street Rockland, MA 02370
Investor Contacts:
Chris Oddleifson President and Chief Executive Officer (781) 982-6660 Denis K. Sheahan Chief Financial Officer (781) 982-6341
Media Contact:
Ralph Valente Senior Vice President and Director of Marketing (781) 982-6636

INDEPENDENT BANK CORP. ANNOUNCES COMPLETION
OF BENJAMIN FRANKLIN BANCORP, INC.
ACQUISITION AND APPOINTMENT OF THREE DIRECTORS

Rockland, Massachusetts, (April 10, 2009). Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, completed its acquisition of Benjamin Franklin Bancorp, Inc. (NASDAQ: BFBC), the parent of Benjamin Franklin Bank, earlier today. Independent anticipates that, following receipt of regulatory approvals, Benjamin Franklin Bank will be merged into Rockland Trust in early May 2009.

Effective as of today’s closing, former Ben Franklin Directors William P. Bissonnette, Daniel F. O’Brien, and Thomas R. Venables were appointed to the Independent Board of Directors, with Mr. Bissonnette and Mr. O’Brien appointed as Class III Directors with terms expiring at the 2011 Annual Shareholder Meeting and Mr. Venables appointed a Class II Director with a term expiring at the 2010 Annual Shareholder Meeting. Mr. Bissonnette, Mr. O’Brien, and Mr. Venables were each also appointed to the Rockland Trust Board of Directors.

The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes, and former Benjamin Franklin Bancorp, Inc. shareholders will receive 0.59 shares of Independent common stock for each share of Benjamin Franklin Bancorp, Inc. common stock which they own. Under the terms of the merger, cash will be issued in lieu of fractional shares. Based upon Independent’s $18.27 per share closing price on April 9, 2009, the transaction is valued at $10.7793 per share of Benjamin Franklin Bancorp, Inc. common stock or approximately $84.5 million in the aggregate. Any former Ben Franklin shareholder with questions regarding the share exchange in connection with the merger should direct them to the transfer agent, Computershare, Inc., which may be reached by calling 1-866-499-0303.

William P. Bissonnette is a certified public accountant and a partner in the Holliston, Massachusetts firm of Little & Bissonnette, CPAs. Mr. Bissonnette has been involved with many community and charitable activities, including the Town of Bellingham Board of Selectmen, the Town of Bellingham Finance Committee, the Metrowest United Way, and the Bellingham Lions Club. Mr. Bissonnette, who is 63, is a graduate of Bentley College (now Bentley University). Mr. Bissonnette resides in Bellingham, Massachusetts with his wife Alice.

Mr. O’Brien is a certified public accountant and a partner in the Westwood, Massachusetts firm of O’Brien, Riley and Ryan, P.C. Mr. O’Brien is also the manager of State Street Wealthcare Advisors, LLC, a financial services company. Mr. O’Brien is also a practicing attorney. Mr. O’Brien, who is 53, is a graduate of the College of the Holy Cross and of Suffolk University Law School. Mr. O’Brien resides in Hingham, Massachusetts with his wife Karen.

Mr. Venables has served as the President and Chief Executive Officer of Benjamin Franklin Bancorp and Benjamin Franklin Bank since 2002. Prior to 2002, Mr. Venables co-founded Lighthouse Bank of Waltham, Massachusetts in 1999 and served as its President and Chief Executive Officer. From 1998 to 1999, Mr. Venables was employed as a consultant with Marsh and McLennan Capital, Inc. He was employed by Grove Bank of Newton, Massachusetts from 1974 until it was acquired by Citizens Bank in 1997, serving as its President and Chief Executive Officer for the last 11 years of his tenure. Mr. Venables serves on the Board of Directors of Ironwood Capital Management, LLC, an investment management company. Mr. Venables, who is 53, is a graduate of Boston College and earned his MBA from Bentley University. Mr. Venables lives in Weston, Massachusetts with his wife Beverley.

Benjamin Franklin Bancorp, Inc. became a wholly-owned subsidiary of Independent effective today as of 5:01 p.m. Eastern Standard Time. Independent anticipates the merger of Benjamin Franklin Bancorp, Inc. with and into Independent, with Independent the surviving entity, will be completed effective as of 12:01 a.m. tomorrow morning on April 11, 2009.

About Independent Bank Corp. and Rockland Trust Company

Independent Bank Corp., which has Rockland Trust Company as its wholly-owned bank subsidiary, currently has approximately $4.6 billion in assets. Rockland Trust offers a wide range of commercial banking products and services, retail banking products and services, business and consumer loans, insurance products and services, and investment management services. When the anticipated merger of Benjamin Franklin Bank into Rockland Trust is completed in May 2009, Rockland Trust will have: 71 retail branches, 10 commercial lending centers, and 2 mortgage banking centers located in eastern Massachusetts and on Cape Cod; and, 4 investment management offices located in southeastern Massachusetts, on Cape Cod, and in Rhode Island. To discover why Rockland Trust is the bank Where Each Relationship Matters®, visit www.RocklandTrust.com.

Forward Looking Statements:

This press release may include “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any forward-looking statements. Independent Bank Corp. disclaims any intent or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise. Any forward-looking statements are qualified in their entirety by this cautionary statement.